SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14 (c) OF THE
SECURITIES EXCHANGE ACT OF 1934

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INTERNATIONAL SPEEDWAY CORPORATION
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INTERNATIONAL SPEEDWAY CORPORATION
1801 West International Speedway Boulevard
Daytona Beach, Florida 32114

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of International Speedway Corporation:
The Annual Meeting of the Shareholders of International Speedway Corporation will be held at DAYTONA USA, 1801 West International Speedway Boulevard, Daytona Beach, FL 32114 on Wednesday, the 4th day of April 2007, commencing at 9:30 A.M., for the following purposes:
(a)	To elect four (4) Directors of the Corporation.

(b)	To transact such other business as may properly come before the meeting.
ALL Shareholders of record as of January 31, 2007, will be entitled to vote, either in person or by proxy. Due to logistical considerations, please be present by 9:15 A.M. Shareholder registration tables will open at 9:00 A.M.

By Order of the Board of Directors

W. Garrett Crotty
Senior Vice President, Secretary and
General Counsel
February 28, 2007

INTERNATIONAL SPEEDWAY CORPORATION
1801 West International Speedway Boulevard
Daytona Beach, Florida 32114

INFORMATION STATEMENT
Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
and Regulation 14C and Schedule 14C thereunder

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY
This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is first being mailed on or about February 28, 2007 to holders of record on January 31, 2007 (the “Record Date”) of shares of all classes of the common stock of International Speedway Corporation, a Florida corporation. This Information Statement relates to an Annual Meeting of Shareholders and the only matter to be acted upon at the meeting is the election of directors.
You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder.

DATE, TIME AND PLACE INFORMATION
Our Annual Meeting of Shareholders will be held on Wednesday, April 4, 2007 commencing at 9:30 A.M. at DAYTONA USA, 1801 West International Speedway Boulevard, Daytona Beach, Florida, 32114. Shareholder registration tables will open at 9:00 A.M. The mailing address of our principal executive offices is 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.
VOTING SECURITIES AND PRINCIPAL HOLDERS
This Information Statement is being mailed on or about February 28, 2007 to all of our shareholders of record as of the Record Date. The Record Date for the Annual Meeting is January 31, 2007. As of the Record Date, we had 31,293,119 shares of class A common stock and 21,964,963 shares of class B common stock issued and outstanding. Each share of the class A common stock is entitled to one-fifth of one vote on matters submitted to shareholder approval or a vote of shareholders. Each share of the class B common stock is entitled to one vote on matters submitted to shareholder approval or a vote of shareholders.

	Number of Shares of				Percentage of
	Common Stock Beneficially		Percentage of Common		Combined Voting
	Owned (2)		Stock Beneficially Owned		Power of
Name of Beneficial Owner (1)	Class A (3)	Class B (4)	Class A (5)	Class B (6)	Common Stock (7)

France Family Group (8)	18,201,592	18,078,253	36.87%	82.30%	64.14%
James C. France (9)	12,525,672	12,485,353	28.61%	56.84%	44.27%
William C. France (10)	12,522,146	12,470,483	28.61%	56.77%	44.22%
Betty Jane France (11)	4,260,141	4,260,141	11.98%	19.40%	15.09%
Columbia Wanger Asset Mgmt (12)	2,709,100	0	8.66%	0.00%	1.92%
George S. Leoning (13)	1,922,973	0	6.15%	0.00%	1.36%
Select Equity Group, Inc. (14)	1,607,845	0	5.14%	0.00%	1.14%
American Century Invmt Mgmt, Inc. (15)	1,681,875	0	5.37%	0.00%	1.19%
Fenimore Asset Management, Inc. (16)	1,621,192	0	5.18%	0.00%	1.15%
Lesa D. Kennedy (17)	677,876	647,416	2.12%	2.95%	2.32%
Raymond K. Mason	93,807	86,665	0.30%	0.39%	0.31%
John R. Saunders	28,457	11,286	0.09%	0.05%	0.05%
Thomas W. Staed (18)	28,113	0	0.09%	0.00%	0.02%
Lloyd E. Reuss	16,869	0	0.05%	0.00%	0.01%
J. Hyatt Brown (19)	16,733	9,000	0.05%	0.04%	0.04%
Gregory W. Penske (20)	13,770	0	0.04%	0.00%	0.01%
Christy F. Harris (21)	12,726	150	0.04%	0.00%	0.01%
Brian Z. France (22)	11,627	9,972	0.04%	0.05%	0.04%
H. Lee Combs	9,252	0	0.03%	0.00%	0.01%
Edward H. Rensi	8,119	1,500	0.03%	0.01%	0.01%
William P. Graves	2,696	0	0.01%	0.00%	0.00%
Larry Aiello, Jr.	2,035	0	0.01%	0.00%	0.00%
Morteza Hosseini-Kargar	1,000	0	0.00%	0.00%	0.00%

All directors, nominees and executive officers as a group (25 persons) (24)	18,410,148	18,114,985	37.23%	82.47%	64.37%
The preceding table sets forth information regarding the beneficial ownership of our class A common stock and our class B common stock as of the Record Date by:
•	All persons known to us who beneficially own 5% or more of either our class A common stock or our class B common stock;

•	Each person who served as our chief executive officer in Fiscal 2006 and each of our other four most highly compensated executive officers in Fiscal 2006;

•	Each of our directors and nominees; and

•	All of our directors, nominees and officers as a group.

As described in the notes below to the table, voting and/or investment power with respect to certain shares of common stock is shared by the named individuals. Consequently, such shares may be shown as beneficially owned by more than one person.

(1)	Unless otherwise indicated the address of each of the beneficial owners identified is c/o the Company, 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

(2)	Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

(3)	Reflects the aggregate number of shares held by the named beneficial owner assuming (i) the exercise of any options to acquire shares of class A common stock that are held by such beneficial owner that are exercisable within 60 days and (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock.

(4)	Assumes no conversion of shares of class B common stock into shares of class A common stock.

(5)	Assumes (i) the exercise of any options to acquire shares of class A common stock that are held by the named beneficial owner that are exercisable within 60 days, (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock, and (iii) the assumption that no other named beneficial owner has exercised any such options or converted any such shares.

(6)	Reflects current ownership percentage of named beneficial owner’s shares of class B common stock without any conversion of shares of B common stock into shares of class A common stock.

(7)	Assumes no exercise of options or conversion of shares of class B common stock into shares of class A common stock.

(8)	The France Family Group consists of William C. France, James C. France, members of their families and entities controlled by the natural person members of the group. A complete list of all the members of the France Family Group can be found in its 13th amendment to Schedule 13G which was filed with the SEC on February 12, 2007. Amounts shown reflect the non-duplicative aggregate of 123,339 Class A and 17,228,122 Class B shares indicated in the table as beneficially owned by James C. France, William C. France, Lesa France Kennedy and Brian Z. France, as well as 845,633 Class B shares held by the adult children of James C. France. See footnotes (9), (10), (11), (17) and (22).

(9)	Includes (i) 1,500 Class B shares held of record by Sharon M. France, his spouse, (ii) 8,042,465 Class B shares held of record by Western Opportunity Limited Partnership (“Western Opportunity”), (iii) 1,902,465 Class B shares held of record by Carl Investment Limited Partnership (“Carl”), (iv) 42,998 Class B shares held of record by Quaternary Investment Company, (v) 2,106,906 Class B shares held of record by Carl Two Limited Partnership (“Carl Two”), (vi) 80,502 Class B shares held of record by Auto Research Bureau (“ARB”), and (vii) 304,725 Class B shares held of record by SM Holder Limited Partnership. James C. France is the sole shareholder and director of (x) Principal Investment Company, one of the two general partners of Western Opportunity and (y) Quaternary Investment Company, the general partner of Carl. He is also the sole member of Carl Two, LLC, the general partner of Carl Two. Also see footnote (10). Does not include shares held beneficially by the adult children of James C. France.

(10)	Includes (i) 2,642 Class B shares held jointly with Betty Jane France, his spouse, (ii) 2,089,424 Class B shares held of record by Betty Jane France, his spouse, (iii) 8,042,465 Class B shares held of record by Western Opportunity, (iv) 87,375 Class B shares held of record by Boone County Corporation, (v) 80,502 Class B shares held of record by ARB, and (vi) 79,985 Class B shares held of record by WCF Family I, Inc. William C. France is the sole shareholder and director of each of (x) Sierra Central Corp., one of the two general partners of Western Opportunity and (y) Boone County Corporation. Also see footnote (9). Does not include the shares shown in the table as beneficially owned by Lesa France Kennedy and Brian Z. France, adult children of William C. France.

(11)	Includes (i) 2,642 Class B shares held jointly with William C. France, her spouse, (ii) 2,088,090 Class B shares held of record by William C. France, her spouse, and (iii) 79,985 Class B shares held of record by WCF Family I, Inc.

(12)	This owner’s address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606-5016.

(13)	This owner’s address is 380 Lafayette Street, 6th Floor, New York, New York 10003-6933. Includes shares beneficially owned by Select Equity Group, Inc. and Select Offshore Advisors, LLC.

(14)	This owner’s address is 380 Lafayette Street, 6th Floor, New York, New York 10003-6933. Shares shown are also attributed to George S. Leoning. See footnote (12).

(15)	This owner’s address is 4500 Main Street, Kansas City, MO 64111-7709.

(16)	This owner’s address is 384 North Grand Street, Cobleskill, NY 12043-1131.

(17)	Includes (i) 1,500 Class B shares held jointly with Bruce Kennedy, her spouse (ii) 349,313 Class B shares held of record by BBL Limited Partnership, (iii) 2,128 Class B shares held of record by Western Opportunity, (iv) 253,570 Class B shares held of record by Western Opportunity as custodian for minor child, and (v) 1,500 Class B shares held as custodian for minor child. Mrs. Kennedy is the sole shareholder and a director of BBL Company, the sole general partner of BBL Limited Partnership.

(18)	Owned jointly with Barbara Staed, his spouse.

(19)	Held of record as joint tenants with Cynthia R. Brown, his spouse.

(20)	Includes 1,563 Class A shares held by Patricia Durham Penske (his spouse) Trust.

(21)	Includes 500 Class A shares held by M. Dale Harris, his spouse, and 1,500 Class A shares held by Mr. Harris as trustee of a Profit Sharing Plan and Trust.

(22)	Includes (i) 4,498 Class B shares held of record by Zack Limited Partnership and (ii) 1,939 Class B shares held of record by Western Opportunity. Mr. France is the sole shareholder and director of Zack Company, the sole general partner of Zack Limited Partnership.

(23)	See footnotes (8) through (11) and footnotes (17) through (22).

DIRECTORS, NOMINEES AND OFFICERS
As of the Record Date our officers, directors and nominees were as follows:

Name	Age	Position With ISC
William C. France	73	Chairman of the Board and Director
James C. France	62	Vice Chairman, Chief Executive Officer and Director
Lesa France Kennedy	45	President and Director
John R. Saunders	50	Executive Vice President and Chief Operating Officer
Susan G. Schandel	43	Senior Vice President, Chief Financial Officer and Treasurer
W. Garrett Crotty	43	Senior Vice President, Secretary and General Counsel
H. Lee Combs	53	Senior Vice President, Corporate Development
John E. Graham, Jr.	58	Vice President, Business Affairs
Daniel W. Houser	55	Vice President, Controller, Chief Accounting Officer and Assistant Treasurer
W. Grant Lynch, Jr.	53	Vice President
Glenn R. Padgett	56	Vice President, Chief Counsel — Operations, Assistant Secretary & Chief Compliance Officer
Roger R. VanDerSnick	43	Vice President, Chief Marketing Officer
Brian K. Wilson	46	Vice President, Corporate Development
Daryl Q. Wolfe	39	Vice President, Sales and Media
Larry Aiello, Jr.	56	Director
J. Hyatt Brown	69	Director
Brian Z. France	44	Director
William P. Graves	54	Director
Christy F. Harris	61	Director
Morteza Hosseini-Kargar	51	Nominee for Director
Raymond K. Mason, Jr.	51	Director
Gregory W. Penske	44	Director
Edward H. Rensi	62	Director
Lloyd E. Reuss	70	Director
Thomas W. Staed	75	Director
Our Board of Directors is divided into three classes, with regular three year staggered terms. Messrs. William C. France, Graves, Harris and Penske were elected to hold office until the annual meeting of shareholders to be held in 2007. Mr. Penske will not be seeking reelection upon the expiration of his elected term in April 2007. Messrs. James C. France, Brian Z. France, Mason, and Reuss were elected to hold office until the annual meeting of shareholders to be held in 2008. Ms. Kennedy and Messrs. Aiello, Brown, Rensi and Staed were elected to hold office until the annual meeting of shareholders to be held in 2009.
For the election of directors at the Annual Meeting of Shareholders in April 2007, the Board has accepted the recommendation of the Nominating and Corporate Governance Committee and approved the nomination of Messrs. William C. France, Graves, Harris and Hosseini as directors to serve for a three-year term and hold office until the annual meeting of shareholders to be held in 2010.
William C. France and James C. France are brothers. Lesa France Kennedy and Brian Z. France are the children of William C. France. There are no other family relationships among our executive officers and directors.
Mr. William C. France, a director since 1958, has served as our Chairman of the Board since 1987 and served as Chief Executive Officer from 1981 to 2003.
Mr. James C. France, a director since 1970, has served as our Vice Chairman and Chief Executive Officer since the April 2003 annual meeting of directors. He previously served as our President and Chief Operating Officer from 1987 until 2003.
Ms. Lesa France Kennedy, a director since 1984, was appointed President of ISC in April 2003. Ms. Kennedy served as our Executive Vice President from January 1996 until April 2003, Secretary from 1987 until January 1996 and served as our Treasurer from 1989 until January 1996.
Mr. John R. Saunders was appointed Executive Vice President in April 2004 and since April 2003 has continued to serve as our Chief Operating Officer. He had served as Senior Vice President-Operations from July 1999 until April 2003, at which time he was appointed Senior Vice President and Chief Operating Officer. He had served as a Vice President since 1997 and was President of Watkins Glen International from 1983 until 1997.

Ms. Susan G. Schandel, a Certified Public Accountant, became a Senior Vice President in April 2004. Ms. Schandel became a Vice President in July 1999 and since January 1996 has continued to serve as our Treasurer and Chief Financial Officer.
Mr. W. Garrett Crotty became a Senior Vice President in April 2004. Mr. Crotty was named a Vice President in July 1999 and since 1996 has served as Secretary and General Counsel.
Mr. H. Lee Combs was appointed Senior Vice President-Corporate Development in July 1999. He served as Senior Vice President-Operations since January 1996 until that date. Mr. Combs served as a Vice President and our Chief Financial Officer from 1987 until January 1996. Mr. Combs also served as one of our directors from 1987 until April 2003.
Mr. John E. Graham, Jr. has served as Vice President, Business Affairs since April 2006. He served as Vice President of Business Affairs and Corporate Communications from August 2002 until that date. He had previously served as a Vice President and as President of Daytona International Speedway since November 1994.
Mr. Daniel W. Houser, a Certified Public Accountant, became a Vice President in April 2004. Mr. Houser has been our Controller and Chief Accounting Officer for more than the past five years.
Mr. W. Grant Lynch, Jr. has served as a Vice President and as President of Talladega Superspeedway since November 1993. He also served as President of Kansas Speedway since its inception in 1997 until 2002.
Mr. Glenn R. Padgett, a member of the Florida Bar, became a Vice President in April 2004. Mr. Padgett has served as Assistant Secretary for more than the past five years. He has been Chief Counsel — Operations and our Chief Compliance Officer since 1998.
Mr. Roger R. VanDerSnick has served as Vice President and Chief Marketing Officer since March 2006. Mr. VanDerSnick had served as Vice President of Marketing for NASCAR from August 2005 to February 2006. From January 2003 to July 2005 Mr. VanDerSnick served as NASCAR’s Managing Director – Brand and Consumer Marketing, and from September 2000 to December 2002 he served as Director, Brand Marketing for NASCAR.
Mr. Brian K. Wilson has served as Vice President, Corporate Development since February 2006. Prior to joining ISC, Mr. Wilson served as Managing Director of Acquisitions for American Realty Advisors from 2004 to January 2006. Mr. Wilson also served as Senior Vice President, Global Real Estate from 2001 to 2003, and Vice President, Finance and Investment Management from 1999 to 2001, for Vivendi Universal.
Daryl Q. Wolfe was appointed Vice President, Sales and Media in September 2005. Mr. Wolfe had served as Managing Director, Marketing Partnerships from 2003 to 2005, and as Senior Director, Marketing Partnerships from 2001 to 2003.
Mr. Larry Aiello, Jr., a director since 2003, presently serves as the President and Chief Executive Officer of Corning Cable Systems, which is part of Corning, Inc. Mr. Aiello joined Corning, Inc. in 1973. He was named senior vice president and chief of staff-Corning Optical Communications in 2000 and to his current position in 2002.
Mr. J. Hyatt Brown, a director since 1987, serves as the Chairman and Chief Executive Officer of Brown & Brown, Inc. and has been in the insurance business since 1959. Mr. Brown also serves as a director of Rock Tenn Co., SunTrust, Inc. and FPL Group, Inc.
Mr. Brian Z. France, a director since 1994, has served as NASCAR’s Chairman and Chief Executive Officer since 2003, Executive Vice President since 2000 and Vice Chairman since 2002. Previously, he served as NASCAR’s Senior Vice President since 1999.
Mr. William P. Graves, a director since September 2003, has served as President and Chief Executive Officer of the American Trucking Association since January 2003. Mr. Graves served as Governor of the State of Kansas from January 1995 until January 2003.
Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law for more than twenty years and currently is Of Counsel with Kinsey Vincent Pyle, LC.
Mr. Morteza Hosseini-Kargar, a nominee for Director, is the Chairman and Chief Executive Officer of Intervest Construction, Inc. and has served in that role for more than the past five years.
Mr. Raymond K. Mason, Jr., a director since 1981, had served as Chairman and President of American Banks of Florida, Inc., Jacksonville, Florida, from 1978 until its sale in 1998. From 1998 to the present, Mr. Mason has served as President of Center Bank of Jacksonville, N.A. (until August 2001, this entity was known as RCK, Inc.).

Mr. Gregory W. Penske, a director since July 1999, served as our Senior Vice President-Western Operations from July 1999 until January 2002. Mr. Penske had been a director of Penske Motorsports since its formation and President and Chief Executive Officer since July 1, 1997. Prior to July 1, 1997, Mr. Penske served as an Executive Vice President of Penske Motorsports since February 1996. In addition, Mr. Penske served as President of the California Speedway from January 1997 to January 1999. Mr. Penske is also the President and CEO of Penske Automotive Group, Inc., and has served in that position since December 1993.
Mr. Edward H. Rensi, a director since January 1997, is Chairman & CEO of Team Rensi Motorsports. Mr. Rensi was an executive consultant with McDonald’s Corporation from 1997 to 1998. He served as President and Chief Executive Officer of McDonald’s USA from 1991 until his retirement in 1997. He is also a director of Snap-On Tools Inc. and Great Wolf Resorts, Inc.
Mr. Lloyd E. Reuss, a director since January 1996, served as President of General Motors Corporation from 1990 until his retirement in January 1993. Mr. Reuss also serves as a director of Handleman Corp., and United States Sugar Company.
Mr. Thomas W. Staed, a director since 1987, is Chairman of Staed Family Associates, Ltd., and had served as President of Oceans Eleven Resorts, Inc., a hotel/motel business, from 1968 to 1999.
Messrs. Aiello, Brown, Graves, Mason, Rensi, Reuss, and Staed are considered “independent” by the Board of Directors as that term is presently defined in Rule 4200(a)(15) of the NASD listing standards.
Certain Relationships and Related Transactions
All of the racing events that take place during our fiscal year are sanctioned by various racing organizations such as the American Historic Racing Motorcycle Association, the American Motorcyclist Association, the Automobile Racing Club of America, the American Sportbike Racing Association — Championship Cup Series, Grand American Road Racing Association (“Grand American”), Historic Sportscar Racing, the International Race of Champions, Indy Racing League, National Association for Stock Car Auto Racing, Inc. (“NASCAR”), National Hot Rod Association, the Porsche Club of America, the Sports Car Club of America, the Sportscar Vintage Racing Association, the United States Auto Club and the World Karting Association. NASCAR, which sanctions some of our principal racing events, is a member of the France Family Group which controls in excess of 60.0 percent of the combined voting power of our outstanding stock, and some members of which serve as our directors and officers. Standard NASCAR sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. Prize and point fund monies paid by us to NASCAR from continuing operations for disbursement to competitors, which are exclusive of NASCAR sanction fees, totaled approximately $102.5 million for the year ended November 30, 2006.
Under current agreements, NASCAR contracts directly with certain network providers for television rights to the entire NASCAR NEXTEL Cup and Busch series schedules. Event promoters share in the television rights fees in accordance with the provision of the sanction agreement for each NASCAR NEXTEL Cup and Busch series event. Under the terms of this arrangement, NASCAR retains 10.0 percent of the gross broadcast rights fees allocated to each NASCAR NEXTEL Cup or Busch series event as a component of its sanction fees and remits the remaining 90.0 percent to the event promoter. The event promoter pays 25.0 percent of the gross broadcast rights fees allocated to the event as part of the previously discussed prize money paid to NASCAR for disbursement to competitors. Our television broadcast and ancillary rights fees from continuing operations received from NASCAR for the NASCAR NEXTEL Cup and Busch series events conducted at our wholly-owned facilities were $273.4 million in fiscal year 2006.
In addition, we share a variety of expenses with NASCAR in the ordinary course of business. NASCAR pays rent, as well as a related maintenance fee (allocated based on square footage), to us for office space in our corporate office complex in Daytona Beach, Florida. We paid rent to NASCAR for office space in Los Angeles, California. These rents are based upon estimated fair market lease rates for comparable facilities. NASCAR pays us for radio, program and strategic initiative advertising, hospitality and suite rentals, various tickets and credentials, catering services and track and other equipment rentals based on similar prices paid by unrelated, third party purchasers of similar items. We pay NASCAR for certain advertising, participation in NASCAR racing series banquets, the use of NASCAR trademarks and intellectual images and production space for NEXTEL Vision based on similar prices paid by unrelated, third party purchasers of similar items. Our payments to NASCAR for MRN Radio’s broadcast rights to NASCAR Craftsman Truck races represent an agreed-upon percentage of our advertising revenues attributable to such race broadcasts. In fiscal 2006 NASCAR reimbursed us for the buyout of the remaining rights associated with a certain sponsorship agreement. NASCAR also reimburses us for 50.0 percent of the compensation paid to certain personnel working in our legal, risk management and transportation departments, as well as 50.0 percent of the compensation expense associated with certain receptionists. We reimburse NASCAR for 50.0 percent of the compensation paid to certain personnel working in NASCAR’s legal department. NASCAR’s reimbursement for use of our mailroom, janitorial services, security services, catering, graphic arts, photo and publishing services, telephone system and our reimbursement of NASCAR for use of corporate aircraft, is based on actual usage or an allocation of total actual usage. The aggregate amount received from NASCAR by us for shared expenses, net of amounts paid by us for shared expenses, totaled approximately $3.6 million during fiscal 2006.
Grand American sanctions various events at certain of our facilities. While certain of our officers and directors are equity investors in Grand American, no officer or director has more than a 10.0 percent equity interest. In addition, certain of our officers and directors, representing a non-controlling interest, serve on Grand American’s Board of Managers. Standard Grand American sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by Grand American to participants in the events. Sanction fees paid by us to Grand American totaled approximately $1.2 million for the year ended November 30, 2006.
In addition, we share a variety of expenses with Grand American in the ordinary course of business. Grand American pays rent to us for office space in our corporate office complex in Daytona Beach, Florida. These rents are based upon estimated fair market lease rates for comparable facilities. Grand American purchases various advertising, catering services, suites and hospitality and track and equipment rentals from us based on similar prices paid by unrelated, third party purchasers of similar items. We pay Grand American for the use of Grand American’s trademarks based on similar prices paid by unrelated, third party purchasers of similar items. Grand American’s reimbursement for use of our mailroom, telephone system, security, graphic arts, photo and publishing services is based on actual usage or an allocation of total actual usage. The aggregate amount received from Grand American by us for shared expenses, net of amounts paid by us for shared expenses, totaled approximately $510,000 during fiscal 2006.
We strive to ensure, and management believes that, the terms of our transactions with NASCAR and Grand American are no less favorable to us than could be obtained in arms-length negotiations.
Certain members of the France Family Group paid us for the utilization of security services, event planning, event tickets, purchase of catering services, maintenance services, and certain equipment. We provided publishing and distribution services for Game Change Marketing, LLC, which is owned by a France Family Group member and leased certain parcels of land from WCF and JCF, LLC, which is owned by France Family Group members. The land parcels are used primarily for parking during the events held at Martinsville Speedway. The amounts paid for these items were based on actual costs incurred, similar prices paid by unrelated third party purchasers of similar items or estimated fair market values. The aggregate amount received by us for these items, net of amounts paid, totaled approximately $2.4 million during fiscal 2006.
We have collateral assignment split dollar insurance agreements covering the lives of William C. France and James C. France and their respective spouses. Upon surrender of the policies or payment of the death benefits thereunder, we are entitled to repayment of an amount equal to the cumulative premiums previously paid by us. We may cause the agreements to be terminated and the policies surrendered at any time after the cash surrender value of the policies equals the cumulative premiums we have paid. We recorded the insurance expense net of the increase in cash surrender value of the policies associated with these agreements.
Crotty & Bartlett, P.A., a law firm controlled by siblings of W. Garrett Crotty, one of our executive officers, leased office space located in our corporate office complex in Daytona Beach, Florida. We engage Crotty & Bartlett for certain legal and consulting services. The aggregate amount paid to Crotty & Bartlett by us for legal and consulting services, net of amounts received by us for leased office space, totaled approximately $150,000 during fiscal 2006.
J. Hyatt Brown, one of our directors, serves as President and Chief Executive Officer of Brown & Brown, Inc. (“Brown & Brown”). Brown & Brown has received commissions for serving as our insurance broker for several of our insurance policies, including our property and casualty policy, certain employee benefit programs and the split-dollar arrangements established for the benefit of William C. France, James C. France and their respective spouses. The aggregate commissions received by Brown & Brown in connection with our policies were approximately $565,000 during fiscal 2006.

Kinsey, Vincent Pyle, L.C., a law firm which Christy F. Harris, one of our directors, joined in fiscal 2004, provided legal services to us during fiscal 2006. We paid approximately $169,000 for these services in fiscal 2006, which were charged to us on the same basis as those provided other clients.
Mr. Gregory W. Penske, one of our directors, is also an officer and director of Penske Performance, Inc. and other Penske Corporation affiliates, as well as the son of Roger S. Penske. Roger S. Penske beneficially owns a majority of the voting stock of and controls Penske Corporation and its affiliates. We rented Penske Corporation and its affiliates certain facilities for a driving school and sold hospitality suite occupancy and related services, merchandise and accessories to Penske Corporation, its affiliates and other related companies. Penske Truck Leasing rented certain vehicles and sold related supplies and services to us. Also, we paid Penske Corporation for the use of certain trademarks. In fiscal 2006, the aggregate amount received from Penske Corporation, its affiliates and other related companies, net of amounts paid by us, totaled approximately $1.9 million for the aforementioned goods and services.
Raceway Associates is owned 75.0 percent by Motorsports Alliance and 25.0 percent by the former owners of the Route 66 Raceway, LLC. As of the Record Date we owned an indirect equity investment in Chicagoland Speedway through our equity investment in Motorsports Alliance. We pay Chicagoland Speedway fees to sell merchandise and programs on its property and conduct radio broadcasts of its events. Chicagoland pays us for the purchase of programs and for costs related to the use of our jet dryers and other event support at its events. The net amounts paid by us were approximately $636,000, during fiscal 2006.
We have adopted written policies and procedures for review, approval and ratification of transactions with related persons. These policies are evidenced in the Code of Conduct, as well as policies concerning Conflicts of Interest and Business Ethics and Conduct. The Audit Committee is charged in its Charter with the ultimate responsibility for the review and approval of all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K. All proposed transactions (regardless of the amount involved) with any director or executive officer (or their affiliates) are required to be submitted to the Audit Committee for approval prior to the transaction taking place. As part of our disclosure controls, all related party transactions are reported monthly and reviewed by the Disclosure Committee, which includes the Chief Compliance Officer and the Internal Auditor. The Disclosure Committee is responsible for elevating matters for Audit Committee consideration. While the standard used to evaluate a transaction will vary depending upon the particular circumstances, the goal is to make sure that we are treated fairly and on the same basis as transactions with parties that are not related. There have been no instances during the last fiscal year where such policies and procedures were not followed.
Section 16(a) Beneficial Ownership Reporting Compliance
Based upon a review of Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended November 30, 2006, Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended November 30, 2006, and written representations furnished to us, there is no person who, at any time during the fiscal year, was a director, officer, or beneficial owner of more than ten percent of any class of our securities that failed to file on a timely basis reports required by section 16(a) of the Exchange Act during the fiscal year ended November 30, 2006.
Director Meetings and Committees
Our Board of Directors met 6 times during fiscal 2006. Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Growth & Development Committee, a Financing Committee and a Stock Repurchase Committee.
The functions of the Audit Committee (which presently consists of Messrs. Aiello, Brown, and Mason) include (i) meeting with auditors to discuss the scope, fees, timing and results of the annual audit, (ii) reviewing our consolidated financial statements, and (iii) performing other duties deemed appropriate by the Board. The Board of Directors has adopted a written charter for the Audit Committee, which is available on our Internet website at www.iscmotorsports.com. The Board of Directors has determined all of the members of the Audit Committee are qualified as audit committee financial experts (as defined by the SEC) and “independent” (as independence is presently defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards). The Audit Committee met 5 times during fiscal 2006.

The functions of the Compensation Committee (which presently consists of Messrs. Rensi, Reuss, and Staed) include (i) reviewing existing compensation levels of executive officers, (ii) making compensation recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Compensation Committee met 5 times during fiscal 2006.
The functions of the Nominating and Corporate Governance Committee (which presently consists of Messrs. Brown, Graves and Rensi) include (i) selecting and recommending to the Board director nominees for election at each annual meeting of shareholders, as well as director nominees to fill vacancies arising between annual meetings, (ii) reviewing and recommending to the Board changes to the compensation package for directors, (iii) reviewing and, if appropriate, making changes to the responsibilities of directors and the qualifications for new nominees, (iv) annually assessing the Board’s effectiveness as a whole as well as the effectiveness of the individual directors and the Board’s various committees, (v) reviewing and recommending to the Board changes to the corporate governance standards for the Board and its committees, and (vi) performing other duties deemed appropriate by the Board. The Nominating and Corporate Governance Committee was established during fiscal 2004. The Nominating and Corporate Governance Committee met once during fiscal 2006.
During the last full fiscal year, Mr. J. Hyatt Brown attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he served. All other directors attended 75% or more of the aggregate of such meetings.
Director Nomination Process
A current copy of the Nominating and Corporate Governance Committee charter is available on our Internet website at www.iscmotorsports.com. Each director on the Nominating and Corporate Governance Committee is “independent” (as independence is presently defined by the National Association of Securities Dealers’ listing standards).
As part of its process and procedures, the Nominating and Corporate Governance Committee considers director candidates recommended by security holders. All recommendations of director candidates by shareholders will be furnished to the Nominating and Corporate Governance Committee and will be considered in the same manner and according to the same criteria as would all other director candidates.
At the present time there have been no material changes to the procedures by which security holders may recommend nominees to our board of directors. Shareholders who wish to nominate directors for election at an annual meeting of shareholders are required to follow the procedures contained in Article VI of our Amended and Restated Articles of Incorporation, which are available on our Internet website at www.iscmotorsports.com. Nominations must be in writing, addressed to the Secretary, and must be received in writing not less than 120 days nor more than 180 days prior to the first anniversary of the date of our notice of annual meeting of shareholders provided for the previous year’s annual meeting. The shareholder’s notice to the Secretary must set forth (i) certain information regarding the nominee, such as name, age and principal occupation, and (ii) certain information regarding the shareholder(s) such as the name and record address of the shareholder(s) and the number of shares of our capital stock such shareholder(s) own. No person will be eligible for election as a director unless nominated in accordance with these procedures.
As stated in its charter, the Nominating and Corporate Governance Committee will annually assess the Board’s effectiveness, including the core competencies and qualifications of members of the Board. If the Nominating and Corporate Governance Committee deems it necessary, it may select and retain an executive search firm to identify qualified candidates to serve as members of the Board.
The Nominating and Corporate Governance Committee believes that members of and nominees to the Board should reflect expertise in one or more of the following areas: accounting and finance, business of motorsports, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development and executive compensation. All nominees to our board of directors will be considered by the Nominating and Corporate Governance Committee with these criteria in mind.

Shareholder Communications to the Board
Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by mailing correspondence in the following manner:
International Speedway Corporation
Legal Department
1801 W. International Speedway Blvd.
Daytona Beach, Florida 32114
Attention: Board of Directors
Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Legal Department will initially receive and process communications before forwarding them to the addressee. All communications will be forwarded to the addressee(s).
It is our policy to hold the annual meeting of directors immediately following the annual meeting of shareholders. All Board members are invited to attend the annual meeting of shareholders and are encouraged to attend. In fiscal 2006, all Board members attended the annual meeting of shareholders.
Code of Ethics
Our Audit Committee has adopted a code of ethics that applies to our senior financial officers including our principal executive officer, principal financial officer and principal accounting officer. A copy of that code of ethics is available on our Internet website at www.iscmotorsports.com. We intend to satisfy our disclosure obligations regarding any amendment to, or waiver from, any provision of our code of ethics that applies to any of our senior financial officers by posting that information on our Internet website. At the present time there have been no amendments or waivers.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements and related schedule in the Annual Report with Company management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedule with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61(as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No.1, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.
The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting. The Committee discussed with management and the independent registered public accounting firm that there were no significant deficiencies, individually or in aggregate, identified during the course of the assessment and the audit.
The Committee discussed with the Company’s internal audit and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, including internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Committee held five meetings during fiscal year 2006.
In reliance on the reviews and discussions referred to above, the Committee approved the inclusion of the audited consolidated financial statements and related schedule and management’s assessment of the effectiveness of the Company’s internal control over financial reporting in the Annual Report on Form 10-K for the year ended November 30, 2006 for filing with the Securities and Exchange Commission. In April 2006, the Committee approved the selection of the Company’s independent registered public accounting firm which performed the fiscal 2006 annual audit of the Company’s financial statements, the effectiveness of the Company’s internal control over financial reporting and management’s assessment, testing and evaluation of the operating effectiveness of the Company’s controls over financial reporting.
The Committee is governed by a charter. The Committee is comprised solely of independent directors as defined by the NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

J. Hyatt Brown, Chairman
Raymond K. Mason, Jr.
Larry Aiello, Jr.
REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors intends to appoint Ernst & Young LLP, a registered independent public accounting firm, as auditors for the fiscal year ending November 30, 2007 prior to the 2007 Annual Meeting of Shareholders. Ernst & Young LLP, and its predecessors have served as our auditors since 1966. Representatives of Ernst & Young LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.
For the year ended November 30, 2006, we paid Ernst & Young LLP, our independent auditors, approximately $788,900 for the annual audit including attestation services required by the Sarbanes-Oxley Act and approximately $10,400 for audit related services and $42,100 for tax and all other services, respectively. There were no fees billed by Ernst & Young LLP for consulting services in connection with financial information systems design and implementation or for internal audit services during the fiscal year ended November 30, 2006.
The information presented below discloses the aggregate fees billed to us for each of the last two fiscal years by Ernst & Young LLP, our independent auditors.
Audit Fees
Fiscal 2006 - $788,900. Fiscal 2005 - $738,900.
This category includes fees for professional services rendered for the audit of our annual financial statements, the review of financial statements included in our Form 10-Q, the audit of our internal controls and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. The 2006 fees include fees related to the review of our SEC comment letters.
Audit-Related Fees
Fiscal 2006 - $10,400. Fiscal 2005 - $47,500.
This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included in Audit Fees above. The nature of the services comprising the fees disclosed in this category for both fiscal 2006 and 2005 are primarily accounting advisory services for acquisitions, dispositions and equity investments.

Tax Fees
Fiscal 2006 - $42,100. Fiscal 2005 - $23,200.
This category includes fees for professional services that are rendered for tax compliance, tax advice, and tax planning. The nature of the services comprising the fees disclosed in this category for fiscal 2006 are consultations concerning certain transactions, assistance with federal tax examinations and certain state tax issues. The nature of the services comprising the fees disclosed in this category for fiscal 2005 are consultations concerning certain transactions and assistance with federal tax examinations.
All Other Fees
There were no other fees for products and services that are not disclosed in the previous categories.
Audit Committee Pre-approval Policies and Procedures
The audit committee, or one of its members who has been delegated pre-approval authority, considers and has approval authority over all engagements of the independent auditors. If a decision on an engagement is made by an individual member, the decision is presented at the next meeting of the audit committee. All of the engagements resulting in the fees disclosed above for fiscal 2006 were approved by the audit committee prior to the engagement.
COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION
Pursuant to the Charter of the Compensation Committee of the Board of Directors, which was adopted by International Speedway Corporation’s Board of Directors on April 7, 2004, Executive Officer Compensation is overseen by the Compensation Committee of the Board of Directors, which is composed entirely of independent directors. A copy of the Charter may be viewed on the Company’s website at http://www.iscmotorsports.com.
Philosophy And Policies.
Executive Officer Compensation is structured and administered to offer competitive compensation based on the Executive Officer’s contribution and personal performance in support of International Speedway Corporation’s strategic plan and business mission.
The corporate compensation plan, including salary ranges and bonus structure, is reviewed and reevaluated every year. As part of the overall compensation plan International Speedway Corporation’s Executive Officers are grouped in structured pay grades based upon job responsibility and description. Each grade has an established range for annual salary. The salary ranges for each grade have been evaluated annually and adjusted when appropriate by the Compensation Committee based upon changes in market conditions and International Speedway Corporation’s performance factors.
Corporate Performance Measures Used To Determine Executive Officer Compensation.
Based on International Speedway Corporation’s performance (determined subjectively by the Committee in accordance with the sound business judgment of its members after consideration of earnings per share, revenue growth and established salary ranges), the Committee established a total pool of dollars which was used to provide for increases in annual salary compensation to all employees including the Executive Officers.
Salary Compensation.
To assist International Speedway Corporation in defining and setting total executive compensation, the Committee reviewed and approved the recommended corporate goals and objectives relative to the compensation of the Executive Officers. The Committee also approved the compensation arrangements proposed by the Chief Executive Officer for all elected officers (other than himself). In assisting the setting of Executive Officer salaries the Committee considered (1) International Speedway Corporation’s performance as measured against management goals approved by the Board of Directors, (2) personal performance in support of International Speedway Corporation’s goals as measured by annual evaluation criteria, and (3) intangible factors and criteria such as payments by competitors for similar positions although no particular weighting of the factors or formula was used.

The Committee reviewed and approved the corporate goals and objectives relative to the compensation of the Chief Executive Officer, evaluated the performance of the Chief Executive Officer in light of these goals and objectives and set the annual compensation level of the Chief Executive Officer based on this evaluation. In assisting the setting of the Chief Executive Officer’s salary, the Committee considered (1) International Speedway Corporation’s performance as measured against the Chief Executive Officer’s goals approved by the Board of Directors, (2) personal performance in support of International Speedway Corporation’s goals as measured by annual evaluation criteria, and (3) intangible factors and criteria such as payments by competitors for similar positions although no particular weighting of the factors or formula was used.
Incentive Compensation.
International Speedway Corporation has an Annual Incentive Compensation Plan for Management in which the Executive Officers participate. As a result Executive Officer Compensation is significantly at risk. Planned incentive compensation for Executive Officers can be as high as 65% of total annual compensation.
Each Executive Officer is assigned a target bonus opportunity based on corporate and personal goals for the year. The actual bonus for each Executive Officer will range from 0% to more than 150% of the target depending upon results of corporate and personal performance during the year. The current corporate financial measurements are earnings per share based on budget, revenue based on budget, operating margin based on budget and achievement of certain operational efficiencies and cost containment measures. These may vary from year to year as established by the Compensation Committee. Personal performance factors are based on individual (functional) objectives and are tailored for each Executive Officer. A portion of each Executive Officer’s incentive award will be based upon the Vice Chairman/CEO and the President’s discretionary judgment of the individual’s overall performance during the plan year.
The incentive compensation for all officers, including the Chairman, Vice Chairman/CEO and the President, is approved by the Compensation Committee.
Long Term Incentive Plan Compensation
1996 Long-Term Stock Incentive Plan. International Speedway Corporation’s 1996 Long Term Stock Incentive Plan (the “1996 Plan”) was adopted by the Board of Directors in September 1996. It was approved by the written consent of the holders of a majority of the outstanding shares of International Speedway Corporation in November 1996 and it expired in September 2006. All unvested stock options and restricted stock granted prior to the termination will continue to vest and will continue to be exercisable in accordance with their original terms.
The 1996 Plan authorized the grant of stock options (incentive and nonstatutory), stock appreciation rights (“SARs”) and restricted stock to employees and consultants capable of contributing to International Speedway Corporation’s performance. The 1996 Plan reserved an aggregate of 1,000,000 shares (subject to adjustment for stock splits and similar capital changes) of class A common stock for grants under the 1996 Plan. Incentive Stock Options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1996, as amended.
The Board of Directors designated the Compensation Committee (the “Committee”) to administer the 1996 Plan. Awards under the 1996 Plan contained such terms and conditions consistent with the 1996 Plan as the Committee in its discretion approved.
The Committee had discretion to administer the 1996 Plan in the manner that it determines, from time to time, is in the best interest of International Speedway Corporation. In addition, all questions of interpretation of the 1996 Plan will be determined by the Committee.
Awards of restricted shares of class A common stock were made under the 1996 Plan on April 1 in 1998, 1999, 2000, 2001, 2002 and 2003, on May 1, 2004, and on April 1in 2005 and 2006. These awards were, based upon fiscal 1997, 1998, 1999, 2000, 2001, 2002, 2003, 2004 and 2005 results. The amount of these April 1 and May 1 awards was based upon International Speedway Corporation’s performance as measured against annual financial goals established in advance by the Board of Directors. The April 1 and May 1 awards of restricted shares of class A common stock are initially restricted and will not immediately vest to the participant, but instead most carry a continued employment restriction of 3 years on 50% of the grant and 5 years on the other 50% of the grant, though the May 1, 2004 awards carry a continued employment restriction of 35 months on 50% of the grant and 59 months on the other 50% of the grant. If employment ends prior to the expiration of the vesting period for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) all or a portion of the unvested and unearned restricted shares may be allowed to vest. Termination of employment for any other reason will result in forfeiture of all unvested and unearned shares.
Additionally, awards of restricted shares of class A common stock were made under the 1996 Plan on May 1, 2002. These May 1 awards were made based upon individual compensation considerations unique to the officers receiving the awards. These May 1 awards of restricted shares of class A common stock are initially restricted and will not immediately vest to the participant, but instead carry a continued employment restriction of 35 months on 50% of the grant and 59 months on the other 50% of the grant. In January and April of 2003 and May of 2004, the Company awarded and issued 683, 1,468 and 764, respectively, restricted shares of the Company’s class A common stock to certain managers and officers under the 1996 Plan. These shares of restricted shock vested on July 3, 2003, October 1, 2003 and November 1, 2004, respectively. Prior to vesting the participant may vote the shares and receive dividends on the restricted shares as granted. Prior to vesting the certificates for the restricted shares will be held in escrow by International Speedway Corporation. After vesting the certificates for the restricted shares will be delivered to the participant. International Speedway Corporation has the right of first refusal to buy any stock issued (and vested) under the 1996 Plan that any participant wishes to sell.
Commencing with the April 2000 annual meeting, a portion of each non-employee director’s compensation became awards of options to acquire class A common stock under the 1996 Plan (see “Director Compensation”). The non-employee director options are issued on the date of the annual shareholder meeting each year, were and are valued using the Black-Scholes method, have an exercise price equal to the market price of the class A common stock on the date of the grant, are first exercisable one year after the date of the grant, and expire on the tenth anniversary of the date of the grant. Additional options to acquire class A common stock under the 1996 Plan are to be awarded to non-employee directors on the date of the 2007 annual meeting.
In May 2002, May 2004, July 2005 and July 2006, selected non-officer managers of International Speedway Corporation were each granted an option to purchase 1,000 shares of class A common stock at an exercise price equal to the market price of the class A common stock on the date of the grant. These options were granted to 13 non-officer managers on May 1, 2002, 27 non-officer managers on May 1, 2004, 1 non-officer manager on May 14, 2004, 20 non-officer managers on July 1, 2005 and 23 non-officer managers on July 1, 2006. These options become exercisable over a two and one-half year period and expire on the tenth anniversary of the date of the grant. If employment ends prior to the exercise of the options for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) all or a portion of the then exercisable options may be exercised within certain time limits. Termination of employment for any other reason will result in forfeiture of all unexercised options.
2006 Long-Term Stock Incentive Plan. International Speedway Corporation’s 2006 Long Term Incentive Plan (the “2006 Plan”) was adopted by the Compensation Committee in February 2006 and approved by the shareholders in April 2006. Awards of restricted shares of class A common stock under the 2006 Plan are to be made April 1, 2007, based upon fiscal 2006 results and will carry restrictions equivalent to those imposed on the awards made under the 1996 Plan on April 1 in 1998 — 2003 and awards made on May 1, 2004 and April 1 in 2005 and 2006.
Collateral Assignment Split-Dollar Insurance
In October 1995, based upon evaluation and recommendation of the Compensation Committee, International Speedway Corporation entered into collateral assignment split dollar insurance agreements covering the lives of William C. France, the then-Chairman/CEO and James C. France, the then-President and their respective spouses. Pursuant to the agreements, International Speedway Corporation advanced annual premiums of approximately $1.2 million each year for a period of eight years, which ended in fiscal 2002. Upon surrender of the policies or payment of the death benefits thereunder, International Speedway Corporation is entitled to the repayment of an amount equal to the cumulative premiums it has paid.
Vice Chairman/Ceo Compensation Bases.
The Compensation Committee determined a 4% increase in Vice Chairman/CEO compensation was appropriate for 2006 in light of continued corporate performance.

Thomas W. Staed
Lloyd E. Reuss
Edward H. Rensi

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Director Compensation
During the fiscal year ended November 30, 2006, we paid each non-employee director for their service as a director with (i) a $15,000 annual retainer which each non-employee director can elect to receive in either cash or options to acquire Class A common stock; (ii) an annual grant of options worth $20,000 to acquire Class A common stock; and (iii) a $1,500 fee for each meeting of the Board of Directors attended and a $1,000 fee for each Board committee meeting attended. Options are issued pursuant to the 1996 Long-Term Stock Incentive Plan, and valued using the Black-Scholes method. The value of the aggregate retainers and fees paid to non-employee directors in cash or options with respect to fiscal 2006 services totaled approximately $440,871. We also reimburse directors for all expenses incurred in connection with their activities as directors.
Comparison of Five-Year Cumulative Return* Among
International Speedway Corp., NASDAQ SIC 7900 Index and NASDAQ Stock Market Index

*	Assumes $100 investment in the common stock of International Speedway Corporation, Nasdaq Stocks SIC 7900-7999 (US Companies) and Nasdaq Stock Market Indices on November 30, 2001 (US Companies) with dividend reinvestment.
Performance Graph
The rules of the SEC require us to provide a line graph covering at least the last five fiscal years and comparing the yearly percentage change in our total shareholder return on a class of our common stock with the cumulative total return of a broad equity index, assuming reinvestment of dividends, and the cumulative total return, assuming reinvestment of dividends, of a published industry or line-of-business index; peer issuers selected in good faith; or issuers with similar market capitalization. The graph above compares the cumulative total five year return of our class A common stock with that of the NASDAQ Stock Market Index (U.S. Companies) and with the 40 NASDAQ issues (U.S. companies) listed in SIC codes 7900-7999, which encompasses service businesses in the amusement, sports and recreation industry, which includes indoor operations that are not subject to the impact of weather on operations, and pari-mutual and other wagering operations. We conduct large outdoor sporting and entertainment events that are subject to the impact of weather, and we are not involved in pari-mutual or other wagering. The stock price shown has been estimated from the high and low prices for each quarter for which the close is not available. Because of the unique nature of our business and the fact that public information is available concerning only a limited number of companies involved in the same line of business, and no public information is available concerning other companies in our line of business, we do not believe that the information presented above is meaningful.
Executive Compensation
The following table sets forth the total compensation we paid for services rendered during the last three fiscal years to all persons who served as our Chief Executive Officer during any portion of fiscal 2006 and our four other most highly compensated executive officers during fiscal 2006.

					Long Term
	Annual Compensation				Compensation
					Restricted
Name				Other	Stock
and	Fiscal			Annual	Awards	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)(1)	($) (2)	Compensation ($) (3)

James C. France	2006	$562,143	$278,244	$5,410	$404,553	$14,382
Chief Executive	2005	$518,311	$284,925	$5,112	$386,694	$27,064
Officer	2004	$500,837	$337,175	$5,772	$243,237	$25,266

William C. France	2006	$552,232	$296,151	$4,474	$469,247	$5,169
Chairman	2005	$533,495	$293,451	$3,955	$448,485	$20,741
	2004	$516,028	$347,281	$3,532	$325,556	$26,248

Lesa France Kennedy	2006	$457,178	$207,176	$0	$242,997	$15,066
President	2005	$421,442	$236,500	$0	$232,244	$17,543
	2004	$408,110	$250,200	$0	$142,610	$16,213

John R. Saunders	2006	$368,671	$165,641	$4,014	$147,254	$14,715
Executive Vice President &	2005	$352,111	$168,386	$2,819	$140,779	$17,303
Chief Operating Officer	2004	$330,120	$141,968	$184	$83,588	$15,969

H. Lee Combs	2006	$306,333	$91,639	$1,880	$120,480	$14,695
Senior Vice President -	2005	$292,672	$102,202	$1,605	$115,173	$17,467
Corporate Development	2004	$287,073	$103,836	$1,357	$83,588	$16,130

(1)	The compensation reported in this column consists of amounts reimbursed during the year for the payment of taxes. Perquisites and other personal benefits, securities or property (valued at our aggregate incremental cost) are included in “All Other Compensation” because the value is less than the lesser of either $50,000 or 10% of the total of annual salary and bonus for the named executive officer.

(2)	Reflects the aggregate market value of shares awarded under our 1996 Long-Term Stock Incentive Plan (calculated as of the date of the award). The indicated awards were made in April or May with respect to services rendered in the prior fiscal year.

(3)	The compensation reported in this column consists of (i) payments for insurance, including premium payments and related expense for split-dollar and other life insurance, accidental death and dismemberment insurance, group health insurance, and long and short term disability insurance, and (ii) contributions to our 401(k) plan. The amounts applicable to each Named Officer for each category for fiscal 2006 are as follows: James C. France ($5,582, and $8,800, respectively); William C. France ($5,169, and $0, respectively); Lesa France Kennedy ($6,266, and $8,800, respectively); John R. Saunders ($5,915, and $8,800, respectively); and H. Lee Combs ($5,895, and $8,800, respectively). Pursuant to the split-dollar life insurance arrangements, the premiums will be repaid to us in future periods.

VOTING PROCEDURE
With respect to the election of directors, the person receiving a plurality of the votes cast by shares entitled to vote for the position being filled shall be elected. We know of no other items to come before the meeting other than those stated above. On any other item that should come before the meeting, the matter shall be decided by a majority of the votes cast by shares entitled to vote at the meeting.
In advance of the meeting we will appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled at the meeting by the person presiding. The inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots and consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots and consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them, and execute a certificate of any fact found by him or them.
Dissenters’ Right of Appraisal
We do not anticipate that any matter will be acted upon at the meeting that would give rise to rights of appraisal or similar rights of dissenters.
AVAILABLE INFORMATION
We file annual, quarterly and special reports, information statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also obtain information about us at the offices of the National Association of Securities Dealers, 1735 K St., N.W., Washington, D.C. 20006.

By Order of the Board of Directors

W. Garrett Crotty
Senior Vice President, Secretary and
General Counsel
February 28, 2007

International Speedway Corporation Audit Committee Charter
Organization
This Charter governs the operations of the Audit Committee (the “Committee”) of International Speedway Corporation (the “Company”) was first adopted by the Board of Directors (the “Board”) with an effective date of May 15, 2000. The Committee shall review and reassess the Charter at least annually and obtain the approval of the Board for any changes. The Committee shall be appointed by the Board and shall comprise at least three directors, each of whom are independent of management and the Company as defined by applicable SEC regulations and stock exchange listing standards. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company and shall not receive remuneration from the Company other than compensation for their services as a director and committee member. All Committee members shall be financially literate (or shall become financially literate within a reasonable period of time after appointment to the Committee), and at least one member shall be a “financial expert”, as defined by applicable SEC regulations and stock exchange listing standards.
Statement of Policy
The Audit Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the integrity of the Company’s financial statements, the financial reporting process, the systems of internal accounting and financial controls, performance of the Company’s internal audit function and independent auditors or registered accounting firm (“independent auditor”), the independent auditor’s qualifications and independence and the annual independent audit of the Company’s financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain independent counsel, or other experts funded by the Company for this purpose. Further, the Committee is empowered to establish a charter for the internal audit function. The Director of Internal Audit shall report administratively to the Chief Financial Officer of the Company and functionally to the Committee and Board.
Responsibilities and Processes
The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits to determine the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and the reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and reviewing the Company’s unaudited interim financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.
•	The Committee shall be directly responsible for the appointment and termination, compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services prohibited by law or regulation. The Committee may delegate pre-approval authority to a member of the audit committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at is next scheduled meeting.

•	At least annually the Committee shall obtain and review a report by the independent auditors describing the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by government or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues and; all relationships between the independent auditor and the Company to assess the auditor’s independence.

•	The Committee shall set clear hiring policies for employees or former employees of the independent auditors that shall meet the SEC regulations and stock exchange listing standards.

•	The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including policies and procedures to assess, monitor, and manage business risk.

•	The Committee shall meet separately periodically with management, the internal auditors, and the independent auditors to discuss issues and concerns warranting committee attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

•	The Committee shall receive regular reports from the independent auditor on the critical accounting policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

•	The Committee shall oversee the establishment of and compliance with the Company’s code of ethics for senior executive and financial officers in accordance with SEC regulations and stock exchange listing standards.

•	The Committee shall review and approve all related party transactions as required by SEC regulations and stock exchange listing standards.

•	The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertion.

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•	The Committee shall review the Company’s earnings press releases prior to release.

•	The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

•	The Committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•	The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Committee shall receive corporate attorney’s reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

•	The Committee shall prepare a report to be included in the Company’s annual Information Statement to Shareholders as required by SEC regulations.

•	The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

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